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                                                                    EXHIBIT 10.9

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement is made and entered into as of the 29th day of June, 2005 (the "Effective Date") by and between Caribou Coffee Company, Inc. (the "Company") and Michael J. Coles ("Employee").

                                 R E C I T A L S

      WHEREAS, the Company previously entered into an Employment Agreement with Employee for a four year term dated and effective as of May 30, 2003 (the "Existing Employment Agreement");

      WHEREAS, the Company desires to continue Employee's employment and to have the benefit of his skills and services, and Employee desires to accept continued employment with the Company on the terms and conditions set forth herein;

      WHEREAS, the Company and Employee desire to amend and restate the Existing Employment Agreement in the form of this Employment Agreement effective as of the Effective Date (this "Agreement"); and

      WHEREAS, in exchange for executing this Agreement and surrendering any entitlement to the Value Enhancement Bonus (as defined in the Existing Employment Agreement), the Company wishes to provide Employee with a special 2005 bonus, the terms of which are reflected in the Bonus Compensation Agreement to be executed contemporaneously with this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:

                                   AGREEMENTS

      1. TERM. The term of this Agreement shall begin on the Effective Date and continue for a period of four (4) years.

      2. POSITION AND DUTIES. The Company hereby employs Employee as the Chief Executive Officer and President of the Company. Employee shall have such responsibilities, duties, and authorities as are assigned to him by the Company's Board of Directors (the "Board"); provided that all such services and functions shall be reasonable, consistent with the position of Chief Executive Officer, and within Employee's area of expertise. So long as Employee serves in this capacity, the Company shall use its best efforts to have Employee nominated and elected to the Board. Employee shall fulfill his duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company's policies and practices and the laws and regulations that apply to the Company's operation and administration. Employee shall devote his full business time and attention to the business and affairs of the

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Company and shall not be engaged in or employed by any other business enterprise
(other than those Employee was involved in as of May 30, 2003 and which have been disclosed to the Board) without the written approval of the Board.

      3. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

            (a) Base Salary. As of the Effective Date, the gross annual salary payable to Employee shall be not less than Four Hundred Fifty Thousand Dollars ($450,000.00) per year payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly (the "Base Salary"). The Base Salary shall be subject to annual review by the Board (or the appropriate committee thereof).

            (b) Perquisites and Benefits. Employee shall be entitled to the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Board, including not less than four (4) weeks of vacation per year.

            (c) Annual Bonus. Employee shall be eligible for a target annual bonus of one hundred percent (100%) of the then current Base Salary as determined by the Board (or its compensation committee) based upon Company financial and other goals to be proposed annually by Employee and approved by the Board or such committee. Nothing in this Agreement is intended to prohibit the Board or such committee from establishing a higher target bonus or from establishing a bonus plan that pays more than 100% of Base Salary for above-target performance.

      4.    EXPENSE REIMBURSEMENT.

            (a) Business Expenses. The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policies and applicable federal and state tax recordkeeping requirements. Reasonably incurred expenses shall include first-class air travel for Employee.

            (b) Allowance for Legal Fees. Company shall reimburse Employee for up to Ten Thousand Dollars ($10,000) of legal fees incurred in documenting and negotiating this Agreement.

      5. PLACE OF PERFORMANCE. Unless otherwise determined by the Board, Employee shall carry out his duties and responsibilities hereunder principally in and from the Minneapolis, Minnesota area.

      6. TERMINATION; RIGHTS ON TERMINATION. Employee's employment may be terminated in any one of the following ways, prior to the expiration of the
Term:

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            (a)   Termination by the Company for Good Cause. The Company may
terminate the Term and Employee's employment for Good Cause (as defined below), effective ten (10) days after written notice is provided to Employee of the Board's final determination of Good Cause. "Good Cause" shall mean: (i) Employee's material breach of this Agreement (other than any failure to perform resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Employee, after reasonable efforts, to meet expectations for the Company's performance) if such breach has not been cured to the reasonable satisfaction of the Board within thirty (30) days after written notice by the Company to Employee specifying the performance or nonperformance constituting such breach; (ii) Employee's negligence in the performance or nonperformance of any of Employee's material duties or responsibilities if such negligence has not been cured to the reasonable satisfaction of the Board within thirty (30) days after written notice by the Company specifying the performance or nonperformance by Employee that constitutes negligence of Employee's material duties or responsibilities; (iii) Employee's dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (iv) Employee's conviction of a felony or conviction of a misdemeanor involving theft, fraud, dishonesty, illegality, or act of moral turpitude, or a plea of "guilty," "no contest," or "nolo contendre" to the same, subject to confirmation by the Board at a duly called meeting or (v) Employee's failure to implement and monitor compliance with policies reasonably designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 to the extent such law is applicable to the Company. The cessation of employment of Employee shall not be deemed to be for Good Cause under subparagraph (i), (ii), (iii) or (v) above unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee has engaged in the conduct described in subparagraph (i), (ii), (iii) or (v) above and specifying the particulars thereof in detail; provided, however, if Employee is a member of the Board, Employee shall have no right to participate in such vote, and the number of members needed to constitute a majority of the members of such Board shall be determined without counting Employee as a member of the Board. In the event of termination of Employee's employment for Good Cause, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in Paragraph 6(f).

            (b) Termination for Employee's Death or Disability. In the event that Employee dies or becomes Disabled (as defined below), no compensation or benefits shall be payable to Employee or his estate after the date of termination, except for (i) as provided for in Paragraphs 6(f), 6(i) and 6(j),and (ii) a pro rata share of his annual bonus calculated from the beginning of the calendar year through the date of Employee's death or disability. "Disabled" shall mean that Employee has a physical or mental disability that, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representatives (such agreement to acceptability not be withheld unreasonably).

            (c) Termination by the Company Without Good Cause. At any time during the Term, the Company may, without Good Cause and for any reason whatsoever, terminate the Term and Employee's employment, effective sixty (60) days after written notice is provided to Employee. In the event Employee's employment is terminated without Good Cause, Employee

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shall be entitled to: (i) compensation pursuant to Paragraphs 6(f), 6(i) and
6(j) and (ii) a pro rata share of his target annual bonus calculated from the beginning of the calendar year through the date of termination. If Employee's employment is terminated without Good Cause and Employee signs a general release of claims in substantially the form attached as Exhibit A (the "General Release"), Employee shall also be entitled to the following once the General Release becomes effective pursuant to its terms: (i) a lump sum payment equal to
(a) two times Employee's then current annual Base Salary, plus (b) an amount equal to two times the average annual bonus paid to Employee by the Company prior to the date of termination, and (ii) if Employee elects continued coverage under the Company's group health plan for himself and/or his qualified dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall pay the portion of the costs that are paid by the Company for active employees who are senior executives for the continued group health plan coverage until the earlier of: (a) twenty-four (24) months; or (b) such time as Employee is no longer eligible for COBRA continuation coverage.

            (d) Termination by Employee for Good Reason. Employee may terminate the Term and Employee's employment for "Good Reason," effective ten
(10) days after written notice is provided to the Company. "Good Reason" shall mean: (i) a material reduction in Employee's position, authority, duties or responsibilities; (ii) a reduction in salary; (iii) a failure by the Company to maintain or substitute a benefit program that is material to Employee's overall compensation, (iv) a failure to require a successor to honor this agreement other than an insubstantial or inadvertent failure promptly remedied by the Company after receipt of written notice thereof from Employee or (v) a relocation to a new primary work site that is more than 50 miles from Employee's current primary work site without Employee's consent. "Good Reason" does not include death or disability. Good Reason shall not exist unless (i) Employee gives the Board a detailed, written statement of the basis for Employee's belief that Good Reason exists and gives the Board a ten (10) day period after the delivery of such statement to cure the basis for such belief and (ii) Employee actually submits Employee's resignation in writing to the Company's Board during the sixty day (60) period which begins immediately after the end of such ten
(10) day period if Employee reasonably and in good faith determines that Good Reason continues to exist after the end of such ten (10) day period. In the event Employee's employment is terminated for Good Reason, he shall be entitled to: (i) compensation pursuant to Paragraphs 6(f), 6(i) and 6(j) and (ii) a pro rata share of his target annual bonus calculated from the beginning of the calendar year through the date of termination. If Employee's employment is terminated for Good Reason and Employee signs the General Release, Employee shall also be entitled to the following once the General Release becomes effective pursuant to its terms: (i) a lump sum payment equal to (a) two times Employee's then current annual Base Salary, plus (b) an amount equal to two times the average annual bonus paid to Employee prior to the date of termination, and (ii) if Employee elects continued coverage under the Company's group health plan for himself and/or his qualified dependents pursuant to COBRA, the Company shall pay the portion of the costs that are paid by the Company for active employees who are senior executives for the continued group health plan coverage until the earlier of: (a) twenty-four (24) months; or (b) such time as Employee is no longer eligible for COBRA continuation coverage.

            (e) Termination by Employee Without Good Reason. Employee may resign or terminate his employment hereunder for any reason or no reason, effective sixty (60) days after

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written notice is provided to the Company. In such event, no compensation or benefits shall be payable to Employee after the date of termination, except as provided for in Paragraph 6(f).

            (f) Accrued Obligations and Other Benefits. Upon termination of Employee's employment for any reason provided for in this Agreement, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination (including payment for accrued unused vacation) independent of this Agreement to the extent not theretofore paid or provided, and the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is entitled to receive independent of this Agreement on or after his termination of employment under any plan, program, policy or practice of the Company. In addition, the Company shall offer Employee and his qualified dependents continued coverage under the Company's group health plan, as required by COBRA, at Employee's cost, so long as Employee or his dependents are eligible for COBRA coverage. No other compensation or benefits will be due or payable to Employee subsequent to termination, except as provided by this Agreement or required by law.

            (g) Provisions that Survive Termination of Agreement. All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that (i) the Company's obligations under Paragraph 6 shall survive such termination in accordance with its terms and (ii) Employee's obligations under Paragraphs 8 through 11, 17, and 18 shall survive such termination in accordance with their terms.

            (h) Right to Offset. In the event of any termination of Employee's employment under this Agreement for any reason, the Company's obligation to make any payments hereunder shall be subject to offset for, among other items, any loans or other obligations that Employee has to the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable withholdings.

            (i) Limitation on 280G Compensation; Gross Up Payment for Golden Parachute Excise Taxes Before a Qualified Public Offering. This Paragraph 6(i) shall apply only if there is a change in control of the Company for purposes of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") before there is a "Qualified Public Offering" as defined in the Caribou Coffee Company, Inc. 2001 Stock Option Plan (the "2001 Plan").

      All payments and compensation paid or payable to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) that would be included in the calculation of a "parachute payment" to Employee as defined in Section 280G(b)(2) of the Code are referred to in this Paragraph 6(i) as "280G Compensation." The amount equal to three times Employee's "base amount" as defined in Code Section 280G(b)(3), less one hundred dollars ($100.00), shall be referred to in this Paragraph 6(i) as the "280G Limit."

      Regardless of the outcome of the shareholder vote described below in this Paragraph 6(i), Employee will be entitled to receive the amount of 280G Compensation that does not exceed the 280G Limit. As soon as administratively possible following the execution of this Agreement, the Company shall use its best efforts to obtain approval, in accordance with the shareholder

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approval requirements of Code Section 280G(b)(5), with respect to Employee's right to receive the amount of 280G Compensation, if any, that exceeds the 280G Limit. If such shareholder approval is not obtained, Employee shall not be entitled to receive the amount of 280G Compensation, if any, that exceeds the 280G Limit.

      If the foregoing shareholder approval is obtained and payment of the 280G Compensation is made, and following such payment it is determined by the Company's independent accountants or the Internal Revenue Service that the shareholder approval requirements of Code Section 280G(b)(5) were not satisfied or for any other reason an excise tax would be assessed with respect to some or all of the 280G Compensation under Code Section 4999, Employee agrees to repay to the Company, or its successor, upon demand the amount of 280G Compensation which he received that exceeds the 280G Limit but shall not be required to repay more than $50,000. Employee's obligation to repay 280G Compensation up to $50,000 shall not apply unless the repayment would reduce the amount of 280G Compensation below the 280G Limit. If the repayment of the 280G Compensation as described herein would not avoid the assessment of an excise tax under Code
Section 4999, Employee shall be entitled to retain the 280G Compensation and receive a Gross Up Payment (as defined herein) from the Company or its successor promptly after either: (i) the Company's independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee's being subject to an excise tax under Code
Section 4999, or (ii) such an excise tax is assessed against Employee, and the Employee takes such action (in addition to any repayment of 280G Compensation as provided herein) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax.

      The term "Gross Up Payment" as used in this Agreement shall mean a payment to or on behalf of Employee which shall be sufficient to pay (i) 100% of any excise tax described in Paragraphs 6(i) and (j), (ii)100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional excise or other taxes on such payment, and (iii) 100% of any interest or penalties assessed by the Internal Revenue Service on Employee which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Employee's willful misconduct or gross negligence with respect to such timely payment).

      Any determinations under Paragraphs 6(i) and (j) shall be made in accordance with Code Section 280G and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. If the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (in addition to any repayment of 280G Compensation as provided herein), the Company or its successor shall provide Employee with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

            (j) Limitation on Post QPO 280G Compensation; Gross Up Payment for Golden Parachute Excise Taxes After a Qualified Public Offering. This Paragraph 6(j) shall

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apply only if there is a change in control of the Company for purposes of Code
Section 280G after there is a "Qualified Public Offering" as defined in the 2001 Plan.

      All payments and compensation paid or payable to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) that would be included in the calculation of a "parachute payment" to Employee as defined in Code Section 280G(b)(2) are referred to in this Paragraph 6(j) as "Post QPO 280G Compensation." The amount equal to three times Employee's "base amount" as defined in Code Section 280G(b)(3), less one hundred dollars ($100.00), shall be referred to in this Paragraph 6(j) as the "Post QPO 280G Limit."

      If payment of the Post QPO 280G Compensation is made, and it is determined by the Company's independent accountants that an excise tax would be assessed with respect to some or all of the Post QPO 280G Compensation under Code Section 4999 or the Internal Revenue Service proposes to assess a tax under Code Section 4999. Employee agrees to repay to the Company, or its successor, upon demand the amount of Post QPO 280G Compensation which he received that exceeds the Post QPO 280G Limit but shall not be required to repay more than $50,000. Employee's obligation to repay Post QPO 280G Compensation up to $50,000 shall not apply unless the repayment would reduce the amount of Post QPO 280G Compensation below the Post QPO 280G Limit. If the repayment of the Post QPO 280G Compensation as described herein would not avoid the assessment of an excise tax under Code
Section 4999, Employee shall be entitled to retain the Post QPO 280G Compensation and receive a Gross Up Payment from the Company or its successor promptly after either: (i) the Company's independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee's being subject to an excise tax under Code
Section 4999, or (ii) such an excise tax is assessed against Employee, and the Employee takes such action (in addition to any repayment of Post QPO 280G Compensation as provided herein) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax.

      7. ACCELERATION OF EQUITY AWARDS. Contemporaneously with the occurrence of a Change of Control (as defined below), the Board (or the appropriate committee thereof) will accelerate, if not automatically accelerated pursuant to the terms of the awards, all outstanding equity awards previously granted to Employee under any then existing Company stock option, stock appreciation, or other employee equity incentive plan that are not otherwise exercisable by Employee at the time the Change of Control occurs. "Change of Control" shall have the meaning assigned the term "Change of Control Event" in the 2001 Plan as in effect on the Effective Date.

      8.    EMPLOYEE COVENANTS.

            (a) During the Term and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

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                  (i)   engage, within the Territory, as an officer, director,
owner, partner, member, joint venturer, or in a senior managerial capacity (whether as an employee, independent contractor, or consultant), in any business engaged in the Business of the Company, notwithstanding anything in this Paragraph 8 to the contrary, nothing herein shall prohibit Employee from owning or acquiring a passive investment of five percent (5%) or less of the outstanding capital stock of a publicly held corporation or organization engaged in the Business of the Company in the Territory, provided that Employee does not, directly or indirectly, participate in the management or operation of such publicly held corporation or organization; or

                  (ii) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of the Company or the Associated Companies (as defined below) for the purpose of terminating or limiting such individual's relationship with the Company or the Associated Companies with whom Employee had contact during the course of his employment with the Company; or

                  (iii) solicit or attempt to solicit any business of the Company from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a commercial customer of the Company, with whom Employee had contact (through sales calls, presentations, or other business dealings) during the course of employment with the Company.

                  (iv) solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of a material supplier of the Company who, as of or within the prior twelve (12) months is or was a material supplier of the Company with whom Employee had contact through business dealings during the course of his employment with the Company.

            (b)   For purposes of Paragraphs 8 through 11:

                  (i) References to "the Territory" shall mean the 5 mile radius surrounding each store owned or franchised by the Company or Associated Companies as listed on the Company's website, cariboucoffee.com (or any successor website) at the time of Employee's termination.

                  (ii) References to "the Associated Companies" shall mean the Company's direct and indirect subsidiaries and any company in which the Company has a twenty percent or greater ownership interest.

                  (iii) References to "the Business of the Company" shall mean the operation of retail coffee shops, the retail sale of coffee products in stores or online, commercial office coffee service and the wholesale distribution of coffee products for retail, institutional and commercial markets; provided, however, that the Business of the Company shall not be deemed to include any food business in which cookies are the primary product sold.

            (c) The covenants in this Paragraph 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Paragraph 8 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems

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reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

            (d) All of the covenants in this Paragraph 8 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

            (e) Employee has carefully read and considered the provisions of this Paragraph 8 and, having done so, agrees that the restrictive covenants in this Paragraph 8 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.

      9.    TRADE SECRETS AND CONFIDENTIAL INFORMATION.

            (a) For purposes of this Paragraph, "Confidential Information" means any data or information (other than Trade Secrets and Previously Acquired Knowledge) that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. "Trade Secret" means information (other than Previously Acquired Knowledge) including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Previously Acquired Knowledge" means information acquired by Employee on or prior to the Effective Date as a result of his experience in the retail and food industries, including his knowledge and experience with business, operational and marketing plans and strategies similar to those of the Company.

            (b) Employee acknowledges that he is employed by the Company in a confidential relationship wherein he, in the course of his employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies. Accordingly, he is willing to enter into the covenants contained in Paragraphs 8, 9, and 10 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

            (c) Employee hereby agrees that, during the Term and for a period of twelve (12) months thereafter, he will hold in confidence all Confidential Information of the Company and the Associated Companies that came into his knowledge during his employment by the

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Company and will not disclose, publish or make use of such Confidential
Information without the prior written consent of the Company.

            (d) Employee hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into his knowledge during his employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

            (e) Notwithstanding the foregoing, the provisions of this Paragraph will not apply to (i) information required to be disclosed by Employee in the ordinary course of his duties hereunder or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Employee or any person or entity acting by or on Employee's behalf.

            (f) The parties agree that the restrictions stated in this Paragraph 9 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's rights under applicable state law to protect its trade secrets and confidential information.

      10. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, and other property delivered to or compiled by Employee by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the Business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of Employee's employment with the Company, Employee shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

      11.   WORK PRODUCT AND INVENTIONS.

            (a) Works. Employee acknowledges that Employee's work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium which have been or will be prepared by Employee, or to which Employee has contributed or will contribute, in connection with Employee's services to the Company (collectively, "Works"), are and will be within the scope of Employee's services and part of Employee's duties and responsibilities. Employee's work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as "work made for hire" as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire", Employee hereby assigns, grants, and delivers exclusively and

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throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee agrees to cooperate with the Company and to execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Paragraph 11(a), Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

            (b) Inventions and Ideas. Employee shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Employee in any way connected with Employee's services or related to the Business of the Company, the Company's research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter, other than those ideas solely related to the Excluded Invention, and hereby assigns to the Company any such invention or idea. Employee agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company's exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company's written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business of the Company, or
(ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

      12. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

      13. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement only to the purchaser of substantially all of the assets of the Company, provided that any such assignee shall assume this Agreement in a writing delivered to Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.

      14. COMPLETE AGREEMENT; WAIVER; AMENDMENT. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement and the Bonus Compensation Agreement are the final, complete, and exclusive statement of expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement replaces and supercedes all other agreements between Employee and the Company in all respects with respect to the subject matters hereof, including the Existing Employment Agreement, except for the Bonus Compensation Agreement of even date herewith and any agreements representing equity awards granted to Employee on or prior to the Effective Date. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this agreement may be waived except by a writing signed by the party waiving the benefit of such term.

      15. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

            To the Company:   Caribou Coffee Company, Inc.
                              Attn: Chief Financial Officer
                              3900 Lakebreeze Avenue
                              Brooklyn Center, Minnesota 55429
                              Telephone No.: (763) 592-2200
                              Facsimile No.: (763) 592-2300

            With a copy to:   Arcapita, Inc.
                              Attn.: Mr. Charles H. Ogburn
                              75 Fourteenth Street, 24th Floor
                              Atlanta, Georgia 30309
                              Telephone No.: (404) 920-9000
                              Facsimile No.: (404) 920-9001

            To Employee:      Mr. Michael J. Coles
                              Caribou Coffee Company, Inc.
                              3900 Lakebreeze Avenue
                              Brooklyn Center, Minnesota 55429
                              Telephone No.: (763) 592-2200
                              Facsimile No.: (763) 592-2300

            With a copy to:   Mr. Michael J. Coles
                              1165 West Conway Drive
                              Atlanta, Georgia 30327
                              Telephone No.: (404) 841-9667

      16. SEVERABILITY; HEADINGS. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

      17. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Paragraphs 8 through 11, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Employee's covenants.

      18. ARBITRATION. Except for an action for injunctive relief as described in Paragraph 17, any disputes or controversies arising under this Agreement will be settled by arbitration in Minneapolis, Minnesota, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

________________
Employee's
Initials

      19. JOINTLY DRAFTED. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      20. NO OBLIGATION TO MITIGATE. Employee shall not be required to mitigate the amount of any payment provided for in Paragraphs 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraphs 6 be reduced by any compensation earned by Employee as a result of employment by another employer or otherwise except that such employment may extinguish the Company's obligation to pay for COBRA benefits as described in Paragraph 6(c).

      21. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Minnesota, not including the choice-of-law rules thereof. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state or federal courts located in the State of Minnesota. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

      22. ATTORNEY'S FEES. The losing party shall be liable to the prevailing party for its reasonable costs and attorney's fees incurred in any action to enforce this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

                              CARIBOU COFFEE COMPANY, INC.

                              /s/ George Mileusnic
                              --------------------------------------------------
                              By:     George Mileusnic
                                      ------------------------------------------
                              Title:  Chief Financial Officer
                                      ------------------------------------------

                              EMPLOYEE:

                              /s/ Michael J. Coles
                              --------------------------------------------------
                              Michael J. Coles

                                    EXHIBIT A

                     GENERAL RELEASE AND COVENANT NOT TO SUE

      This GENERAL RELEASE AND COVENANT NOT TO SUE (the "Release") is made as of ________________ __________, _____________ (the "Release Date") by and between
Caribou Coffee Company, Inc. (the "Company") and Michael Coles ("Employee").

1.    In consideration of:

            (i) a lump sum payment equal to (a) two times Employee's current annual Base Salary (as defined in the Employment Agreement dated June 30, 2005 by and between the Company and the Employee; the "Employment Agreement"), plus (b) an amount equal to two times the average annual bonus paid to Employee prior to the date of termination,

            (ii) if Employee elects continued coverage under the Company's group health plan for himself and/or his qualified dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company's payment of the portion of the costs that are paid by the Company for active employees who are senior executives for the continued group health plan coverage shall continue until the earlier of: (a) twenty-four (24) months; or (b) such time as Employee is no longer eligible for COBRA continuation coverage; pursuant to the Employment Agreement, and

            (iii) payment, as and when due, of all other amounts payable to Employee as provided in Paragraphs 6(c) and 6(d), as applicable, of the Employment Agreement.

the sufficiency of which consideration the parties hereby acknowledge, Employee hereby releases, discharges, and covenants not to sue the Company, its predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, employees, officers, directors, shareholders, representatives, benefits plans and benefits plans administrators, attorneys, or agents (collectively referred to herein as "Releasees"), collectively, separately, and severally, from or for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; the Minnesota Human Rights Act; Minn. Stat. Section 181.81; the Minneapolis Code of Ordinances; wrongful discharge; violation of Minn. Stat. Section 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable) which he, his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees related to Employee's employment or the termination thereof. Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by him to exist.

2. Employee also hereby knowingly and voluntarily releases and discharges Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), which Employee, Employee's heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.

3. Employee further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Employee also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

4. This Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company, or to any payments to which Employee is or may hereafter be entitled under Paragraphs 6(c) or 6(d), as applicable, of the Employment Agreement. Employee's release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute Section 302A.521, any other applicable statute or regulation, or the Company's by-laws.

5. Employee hereby acknowledges and represents that (a) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement,
(b) the Company has advised or hereby advises him in writing to consult with an attorney prior to executing this Agreement, and (c) he has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement.

6. Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the fifteenth (15th) day after it is executed by Employee ("Effective Date") and that Employee may revoke this Agreement at any time before the Effective Date. Employee has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested.

                  Proper Notice Address for Revocation Purposes
                  Mr. Charles H. Ogburn
                  Arcapita, Inc.
                  75 Fourteenth Street
                  24th Floor
                  Atlanta, GA 30309

7. Employee agrees that he has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest he may have in the released claims.

8. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Minnesota without regard to choice of law principles.

EMPLOYEE:

______________________________                  ________________________________
Michael J. Coles                                        Date

CARIBOU COFFEE COMPANY, INC.

By:     ______________________                  ________________________________
Title:  ______________________                  Date